Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-207713 of our reports dated March 31, 2015, relating to the consolidated financial statements of Energy Future Holdings Corp. and subsidiaries (Debtor-in-Possession) (“EFH Corp.”) (which report expresses an unqualified opinion on those financial statements and financial statement schedule and included explanatory paragraphs regarding (1) EFH Corp.’s voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code and (2) substantial doubt about EFH Corp.’s ability to continue as a going concern, which is contingent upon its ability to comply with the financial and other covenants contained in the DIP Facilities, its ability to obtain new debtor in possession financing in the event the DIP Facilities were to expire during the pendency of the Chapter 11 Cases, its ability to complete a Chapter 11 plan of reorganization in a timely manner, including obtaining creditor and Bankruptcy Court approval of such plan as well as applicable regulatory approvals required for such plan, and its ability to obtain any exit financing needed to implement such plan, among other factors) and the effectiveness of EFH Corp.‘s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of EFH Corp.’s internal control over financial reporting because of a material weakness), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 16, 2016